Exhibit 99.1

Havertys Announces Retirement of Richard Gallagher, EVP, Merchandising and Leadership Changes

ATLANTA, GEORGIA, June 28, 2018 – HAVERTYS (NYSE: HVT and HVT.A) reported today that Richard D. Gallagher, executive vice president, merchandising, has announced his desire to retire so that he can focus on improving his health and spend more time with his family. Gallagher will provide transitional support to the company until September 30, 2018.
Gallagher, whose career at Havertys spans almost 30 years, has served as executive vice president, merchandising since 2014.  He joined Havertys as a salesperson in 1988 and after 15 years of progressively challenging positions from store manager to market area manager, he joined the corporate office team and was promoted to assistant vice president, store operations in 2004. His knowledge of furniture quality and style, and aptitude for product selection were evident, and in 2005 he was named vice president, merchandising.  He was promoted to senior vice president, merchandising in 2009 and in 2013, assumed additional oversight responsibilities for Havertys' supply chain and marketing functions.
"It has been an honor to be associated with the incredible members of the Havertys team," said Gallagher. "I am very appreciative of the confidence and support I have received over the last three decades. I'll miss the day-to-day interaction with my many friends at Havertys and those in the industry. I am confident that I leave the company with the best retail furniture merchandising, marketing, and supply chain teams," Gallagher concluded.
"Richard has been an impactful and valuable asset to the company with a strong commitment to our success," said Clarence Smith, chairman, president and chief executive officer.  "He was instrumental in shaping our product offerings, strengthened the relationships with our vendor partners, and elevated our brand. He was also essential in advancing the use of technology in our supply chain and merchandising processes. We will miss his extraordinary talents, leadership and strategic input and, as importantly, his camaraderie. The entire Havertys team wish him the very best upon his retirement."
The company also announced today the promotion of John L. Gill to senior vice president, merchandising, effective July 1, 2018, with responsibility for Havertys' merchandising and supply chain functions. He currently has oversight of the company's case goods, mattress, and accessories products and is a regional manager. He will relinquish his duties as regional manager concurrently with his new responsibilities. Gill has served in a variety of roles at Havertys since joining the company in 2000 including leading retail teams in several key markets in Virginia, Washington DC and Texas and was promoted to regional manager in 2006. He took on additional duties in 2015 as vice president, operations with responsibility for all distribution, home delivery and customer service functions. His experience and leadership skills were brought to the company's product team in 2017 when he was named vice president, merchandising.
The Havertys marketing team is headed by Kathleen M. Daly, senior vice president, marketing. In conjunction with the leadership changes due to Gallagher's retirement, Daly and Gill will each report directly to Smith effective July 1, 2018.
About Havertys

Havertys (NYSE: HVT and HVT.A), established in 1885, is a full-service home furnishings retailer with 122 showrooms in 16 states in the Southern and Midwestern regions providing its customers with a wide selection of quality merchandise in middle to upper-middle price ranges. Additional information is available on the Company's website havertys.com.

Contact:
Havertys 404-443-2900
Jenny Hill Parker
SVP, finance, secretary and treasurer

SOURCE:  Havertys